Exhibit 5.1

[LETTERHEAD OF BLANK ROME LLP]

January 20, 2006

Sun American Bancorp

3400 Coral Way

Miami, FL 33145

Gentlemen:

We have acted as counsel to Sun American Bancorp, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, relating to the offer and sale of (i) up to 8,288,750 shares (the “Issued Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) previously issued by the Company to certain of the selling securityholders; (ii) Series F Common Stock Purchase Warrants to purchase up to 4,114,375 shares of Common Stock (the “Warrants”) previously issued by the Company to certain of the selling securityholders; and (iii) up to 4,114,375 shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) previously issued by the Company which are held by certain of the selling securityholders. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-B.

Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws; (ii) resolutions adopted by the Board of Directors of the Company relating to the Issued Shares, the Warrants, the Warrant Shares and the Registration Statement, dated July 18, 2005, July 28, 2005, November 1, 2005 and December 8, 2005; (iii) the Registration Statement (including all exhibits thereto); (iv) executed copies of the Securities Purchase Agreements by and among the Company and the purchasers identified on the signature pages thereto; (v) executed copies of the Registration Rights Agreements by and among the Company and the holders on the signature pages thereto; (vi) a specimen certificate evidencing the Common Stock; (vii) the executed Warrants; and (viii) a certification from an officer of the Company. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

We have not made any independent investigation in rendering this opinion other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the General Corporation Law of the

State of Delaware (“DGCL”). In rendering this opinion we have assumed compliance with all laws (other than the DGCL), including all federal and state laws.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that (i) the Issued Shares have been validly issued and are fully paid and non-assessable; (ii) the Warrants are binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally and equitable principles of general applicability (regardless of whether the enforceability is considered in a proceeding at law or in equity); and (iii) and the Warrant Shares have been duly authorized by the Company and, when paid for, issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Sincerely,

/s/ BLANK ROME LLP